Form 27

Securities Act

MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE ACT (ONTARIO)
[Section 118(1)(Alberta), Section 67(1)(B.C.) Section 81(2)(Nova Scotia) Section 84(1)(b)(Sask.-Form25)]

ITEM 1.	Reporting Issuer
CFM Corporation
460 Admiral Boulevard
Mississauga, Ontario L5T 3A3

ITEM 2.	Date of Material Change
September 15, 2003

ITEM 3.	Press Release
A press release was issued in Mississauga, Ontario over CCNMatthews news wire service on September 15, 2003, a copy of which is attached hereto.

ITEM 4.	Summary of Material Change
See attached press release.

ITEM 5.	Full Description of Material Change
See attached press release.

ITEM 6.	Reliance on Section 75(3) of the Act (Ontario)
[118(2) (Alberta) 67(2)(B.C.) 81(3) (Nova Scotia) 84(2) (Saskatchewan)]
No reliance.

ITEM 7.	Omitted Information
None.

ITEM 8.	Senior Officer
Sonya Stark
Director, Legal Affairs, Investor Relations and Corporate Secretary
Telephone: (905) 670-7777

ITEM 9.	Statement of Senior Officer
The foregoing accurately discloses the material change referred to herein.

Dated in the City of Mississauga, this 17th day of September 2003.

SONYA STARK

Sonya Stark
Director, Legal Affairs, Investor Relations and Corporate Secretary

460 Admiral Boulevard
Mississauga, Ontario, L5T 3A3
Tel: (905) 670-7777
Fax: (905) 670-7915
E-mail: cfm@cfmmajestic.com
Website: www.cfmcorp.com

PRESS RELEASE	SYMBOL: CFM-TSE

CFM CORPORATION ANNOUNCES
US$125 MILLION DEBT ISSUE

MISSISSAUGA, ONTARIO - September 15, 2003- CFM Corporation ("CFM") announced today that it has successfully completed the sale of US$125 million principal amount of senior unsecured notes. The notes will be issued in two series with 10-year bullet maturities. The first series of US$60 million of notes was funded and issued today and a second series of US$65 million of notes will be funded and issued on November 21, 2003. The fixed coupon rate on the senior notes is 6.10%. The senior notes were sold to institutional investors in a private placement offering exempt from the registration requirements of the United States Securities Act of 1933 or the prospectus requirements under Canadian securities law. The notes will not be registered under the U.S. Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933 and any applicable state securities laws.

CFM will use the net proceeds of the offering of senior notes to repay debt under its existing credit facilities and for general corporate purposes.

"We are pleased with the strong reception CFM received in the private placement market in connection with this transaction, which enabled CFM to raise the amount targeted in the financing", said David Wood, Vice President and Chief Financial Officer of CFM. "We believe that with interest rates near historically low levels, the issue of the senior notes will provide CFM long-term, cost-effective funds to finance the growth of its business."

Deutsche Bank Securities acted as sole advisor and placement agent for the sale of the senior notes.

* * * * *

This press release contains forward looking statements that involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, without limitation, general economic conditions, consumer confidence, the level of housing starts and demographics, CFM's ability to develop new products, patent protection, weather and related customer buying patterns and manufacturing issues, industry capacity, product liability, availability of gas and gas prices, mass merchant consolidation, credit and collections, supply and cost of raw materials, purchased parts and personnel, costs of certain employee benefits, the inability to increase selling prices as costs increase, competition, foreign currency fluctuations and government regulation. These factors and other risks and uncertainties are discussed in detail in CFM's Annual Information Form dated February 10, 2003 and in the reports and disclosure documents filed by CFM with Canadian and U.S. securities regulatory authorities and commissions. Statements made in this press release are made as of September 15, 2003 and CFM disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CFM is a leading vertically integrated manufacturer of home products and related accessories in North America and the United Kingdom. CFM designs, develops, manufactures and distributes a line of hearth and space heating products, barbecue and outdoor products and water and air purification products. CFM maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products.

FOR FURTHER INFORMATION CONTACT:

COLIN M. ADAMSON	J. DAVID WOOD
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer
(905) 670-7777	(905) 670-7777